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                                                                  Exhibit 10.07

                               QUOKKA SPORTS, INC.
                   1999 EMPLOYEE STOCK PURCHASE PLAN OFFERING

                   ADOPTED BY BOARD OF DIRECTORS APRIL 2, 1999


1.      GRANT; OFFERING DATE.

        (a) The Board of Directors of Quokka Sports, Inc., a Delaware corporation (the "Company"), pursuant to the Company's 1999 Employee Stock Purchase Plan (the "Plan"), hereby authorizes the grant of rights to purchase shares of the common stock of the Company ("Common Stock") to all Eligible Employees (an "Offering"). The first day of an Offering is that Offering's "Offering Date." An Offering may consist of one (1) or more consecutive "Purchase Periods." The last day of each Purchase Period during an Offering shall be a "Purchase Date" for that Offering. If an Offering Date or Purchase Date does not fall on a day during which the Company's Common Stock is actively traded, then the Offering Date or Purchase Date, as the case may be, shall be the next subsequent day during which the Company's Common Stock is actively traded.

        (b) Unless otherwise specifically provided herein, the first Purchase Period of an Offering shall begin on the Offering Date and shall end approximately six (6) months thereafter on the next October 31 or April 30, as the case may be. Subsequent Purchase Periods during the Offering shall begin each May 1 and November 1 and shall end six (6) months thereafter on October 31 or April 30, as the case may be.

        (c) The first Offering shall begin on the effective date of the initial public offering of the Company's Common Stock and end on April 30, 2000, unless terminated sooner as herein provided (the "Initial Offering"). The Initial Offering shall be divided into two (2) shorter Purchase Periods of approximately six (6) months in duration. The first such Purchase Period shall begin on the Offering Date and shall end on October 31, 1999, and the second Purchase Period shall begin on November 1, 1999, and end on April 30, 2000. Thereafter, an Offering shall begin on May 1st of every year and shall end twelve (12) months later on the day prior to the next Offering Date.

        (d) Prior to the commencement of any Offering, the Board of Directors (or the Committee described in subparagraph 2(c) of the Plan, if any) may change any or all terms of such Offering and any subsequent Offerings. The granting of rights pursuant to each Offering hereunder shall occur on each respective Offering Date unless, prior to such date (a) the Board of Directors (or such Committee) determines that such Offering shall not occur, or (b) no shares remain available for issuance under the Plan in connection with the Offering.

        (e) Notwithstanding any other provisions of an Offering, if the terms of an Offering as previously established by the Board of Directors of the Company would, as a result of a change to applicable accounting standards, generate a charge to earnings, such Offering shall


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terminate effective as of the day prior to the date such change of accounting standards would otherwise first apply to the Offering (the "Offering Termination Date"), and such Offering Termination Date shall be the final Purchase Date of such Offering. A subsequent Offering shall commence on such date and on such terms as shall be provided by the Board of Directors of the Company.

2.      ELIGIBLE EMPLOYEES.

        All employees of the Company and each of its Affiliates (as defined in the Plan) incorporated in the United States, shall be granted rights to purchase Common Stock under each Offering on the Offering Date (an "Eligible Employee"). Notwithstanding the foregoing, the following employees shall not be Eligible Employees or be granted rights under an Offering: (i) part-time or seasonal employees whose customary employment is less than 20 hours per week or five months per calendar year or (ii) 5% stockholders (including ownership through unexercised options) described in subparagraph 5(c) of the Plan.

3.      RIGHTS.

        (a) Subject to the limitations contained herein and in the Plan, on each Offering Date each Eligible Employee shall be granted the right to purchase the number of shares of Common Stock purchasable with up to fifteen percent (15%) of such Eligible Employee's Earnings paid during such Offering; provided, however, that no employee may purchase Common Stock on a particular Purchase Date that would result in more than fifteen percent (15%) of such employee's Earnings in the period from the Offering Date to such Purchase Date having been applied to purchase shares under all ongoing Offerings under the Plan and all other Company plans intended to qualify as "employee stock purchase plans" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

        (b) For purposes of this Offering, "Earnings" means the total compensation paid to an employee including all salary, wages (including amounts elected to be deferred by the employee, that would otherwise have been paid, under any cash or deferred arrangement established by the Company); overtime pay, commissions, bonuses, and other remuneration paid directly to the employee, but excluding profit sharing, the cost of employee benefits paid for by the Company, education or tuition reimbursements, imputed income arising under any Company group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company under any employee benefit plan, and similar items of compensation.

        (c) Subject to the limitations contained herein and in the Plan, each employee who was not eligible on the Offering Date but who first becomes an Eligible Employee during the Offering and prior to October 23 during the Offering shall (upon delivery of the designated enrollment form, at least ten days before November 1, to the Company or designated Affiliate) on November 1 during that Offering, be granted the right to purchase the number of shares of Common Stock purchasable with up to fifteen percent (15%) of such employee's Earnings paid




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during his or her participation in such Offering, which right shall be deemed to be a part of the Offering. Such right shall have the same characteristics as any rights originally granted under the Offering, except that (i) the date on which such a right is granted shall be the "Offering Date" of such right for all purposes, including determination of the exercise price of such right; and (ii) the Offering for such right shall begin on its Offering Date and end coincident with the end of the ongoing Offering.

        (d) The maximum number of shares of Common Stock an Eligible Employee may purchase on any Purchase Date in an Offering shall be such number of shares as has a fair market value (determined as of the Offering Date for such Offering) equal to (x) $25,000 multiplied by the number of calendar years in which the right under such Offering has been outstanding at any time, minus (y) the fair market value of any other shares of Common Stock (determined as of the relevant Offering Date with respect to such shares) which, for purposes of the limitation of Section 423(b)(8) of the Code, are attributed to any of such calendar years in which the right is outstanding. The amount in clause (y) of the previous sentence shall be determined in accordance with regulations applicable under Section 423(b)(8) of the Code based on (i) the number of shares previously purchased with respect to such calendar years pursuant to such Offering or any other Offering under the Plan, or pursuant to any other Company plans intended to qualify as "employee stock purchase plans" under Section 423 of the Code, and (ii) the number of shares subject to other rights outstanding on the Offering Date for such Offering pursuant to the Plan or any other such Company plan. In any event, an Eligible Employee may purchase no more than two thousand (2,000) shares of Common Stock on any Purchase Date in an Offering.

        (e) The maximum aggregate number of shares available to be purchased by all Eligible Employees under an Offering shall be the number of shares remaining available under the Plan on the Offering Date. If the aggregate purchase of shares of Common Stock upon exercise of rights granted under the Offering would exceed the maximum aggregate number of shares available, the Board shall make a pro rata allocation of the shares available in a uniform and equitable manner.

4.      PURCHASE PRICE.

        The purchase price of the Common Stock under the Offering shall be the lesser of eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Date or eighty-five percent (85%) of the fair market value of the Common Stock on the Purchase Date, in each case rounded up to the nearest whole cent per share. For the Initial Offering, the fair market value of the Common Stock at the time when the Offering commences shall be the price per share at which shares of Common Stock are first sold to the public in the Company's initial public offering as specified in the final prospectus with respect to that offering.

5.      PARTICIPATION.

        (a) An Eligible Employee may elect to participate in an Offering only at the beginning of the Offering, or such later date specified in subparagraph 3(c). An Eligible



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Employee shall become a participant in an Offering by delivering an agreement authorizing payroll deductions. Such deductions must be in whole dollars or whole percentages, with a maximum percentage of fifteen percent (15%) of Earnings. A participant may not make additional payments into his or her account. The agreement shall be made on such enrollment form as the Company or a designated Affiliate provides, and must be delivered to the Company or designated Affiliate at least ten (10) days before the Offering Date, or before such later date specified in subparagraph 3(c), to be effective, unless a later time for filing the enrollment form is set by the Board for all Eligible Employees with respect to a given Offering Date. For the Initial Offering, the time for filing an enrollment form and commencing participation for individuals who are Eligible Employees on the Offering Date for the Initial Offering may be after the Offering Date, as determined by the Company and communicated to such Eligible Employees. (If the agreement authorizing payroll deductions is required to be delivered to the Company or designated Affiliate a specified number of days before the Offering Date to be effective, then an employee who becomes eligible during the required delivery period shall not be considered to be an Eligible Employee at the beginning of the Offering but may elect to participate during the Offering as provided in subparagraph 3(c).)

        (b) A participant may increase or reduce (including to zero) his or her participation level effective as of the November 1 following the October 31 Purchase Date during the course of an Offering. Any such change in participation shall be made by delivering a notice to the Company or a designated Affiliate in such form and at such time as the Company provides. In addition, a participant may increase or decrease his or her deductions prior to the beginning of a new Offering to be effective at the beginning of such new Offering. Except as otherwise specifically provided herein, a participant may not increase or decrease his or her participation level during the course of an Offering.

        (c) A participant may (1) withdraw from an Offering and receive his or her accumulated payroll deductions from the Offering (reduced to the extent, if any, such deductions have been used to acquire Common Stock for the participant on any prior Purchase Dates), without interest; or (2) withdraw from an Offering but elect to purchase stock on the next Purchase Date in the amount of his or her payroll deductions accumulated during the Offering up to and including the date of withdrawal (reduced to the extent, if any, such deductions have been used to acquire Common Stock for the participant on any prior Purchase Dates); at any time prior to the end of the Offering, excluding only each ten (10) day period immediately preceding a Purchase Date (or such shorter period of time determined by the Company and communicated to participants) by delivering a withdrawal notice to the Company in such form as the Company provides. A participant who has withdrawn from an Offering shall not again participate in such Offering but may participate in subsequent Offerings under the Plan by submitting a new participation agreement in accordance with the terms thereof.

        (d) A participant shall automatically participate in the Offering commencing immediately after the final Purchase Date of each Offering in which the participant participates until such time as such participant (i) ceases to be an Eligible Employee, (ii) withdraws from the Offering or (iii) terminates employment. A participant who automatically participates in a subsequent Offering is not required to file any additional enrollment form for such subsequent Offering in order to continue participation in the Plan. However, a participant may file an enrollment form with respect to such subsequent Offering if the participant desires to change any of the participant's elections contained in the participant's then effective enrollment form.

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6.      PURCHASES.

        Subject to the limitations contained herein, on each Purchase Date, each participant's accumulated payroll deductions (without any increase for interest) shall be applied to the purchase of whole shares of Common Stock, up to the maximum number of shares permitted under the Plan and the Offering.

7.      NOTICES AND AGREEMENTS.

        Any notices or agreements provided for in an Offering or the Plan shall be given in writing, in a form provided by the Company, and unless specifically provided for in the Plan or this Offering shall be deemed effectively given upon receipt or, in the case of notices and agreements delivered by the Company, five
(5) days after deposit in the United States mail, postage prepaid.

8.      EXERCISE CONTINGENT ON STOCKHOLDER APPROVAL.

        The rights granted under an Offering are subject to the approval of the Plan by the stockholders as required for the Plan to obtain treatment as a tax-qualified employee stock purchase plan under Section 423 of the Code.

9.      OFFERING SUBJECT TO PLAN.

Each Offering is subject to all the provisions of the Plan, and its provisions are hereby made a part of the Offering, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of an Offering and those of the Plan (including interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted pursuant to the Plan), the provisions of the Plan shall control.


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